Exhibits 5.2 & 23.3

October 18, 2007

The Directors - BP America Inc.
The Directors – BP Corporation North America, Inc.
4101 Winfield Road
Warrenville , IL 60555

RE: Registration Statement on Form S-8 (the “Registration Statement”)

Ladies and Gentlemen:

I have reviewed the BP DirectSave Plan and the BP Partnership Savings Plan (the “Plans”), and have considered the issuance of interests in the Plan. This opinion is furnished as an exhibit to the above-referenced Registration Statement. I have examined such documents and made such other investigations, as I have deemed necessary for the purpose of giving the opinion herein stated. Based on such examination of corporate records, documents and questions of law, as I have considered necessary, I am of the opinion that when the interests in the respective Plans are issued pursuant to and in accordance with the terms of the respective Plans, they will be legally issued.

I consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Suzanne R. Sawada

Suzanne R. Sawada
Assistant General Counsel –
Corporate, Securities and Trade Regulation
BP America Inc.